Exhibit 99

MAYVILLE ENGINEERING COMPANY, INC. ANNOUNCES

APPOINTMENT OF JENNIFER KENT TO BOARD OF DIRECTORS

Current Director Craig E. Johnson to Retire in 2021

Mayville, WI — Dec 3, 2020 — Mayville Engineering Company, Inc. (NYSE: MEC) (“MEC”) today announced that the Board of Directors has elected Jennifer Kent as a director of the Company. The Company also announced that current director Craig E. Johnson will not seek reelection and will retire from the Board at the end of his current term expiring at the 2021 annual meeting of shareholders. Mr. Johnson has been serving as a director since 2006.

“With over 20 years of broad business and leadership experience, including managing multiple functions at a public company, Jennie is an excellent addition to our board as a new independent director,” said Robert D. Kamphuis, Chairman, President and CEO of Mayville Engineering Company. “In addition to her extensive legal, compliance, and human resources experience, we look forward to gaining her perspectives on diverse areas such as change management, talent development, and legal and compliance risk management.”

“We have all been fortunate to have Craig serve on our board for the past 14 years. Our Company has grown tremendously during his tenure, and his expertise has been an invaluable resource for MEC through times of growth and change. On a personal note, I want to extend my gratitude to Craig for his counsel and support over the years. We all wish him the very best for his retirement in 2021,” noted Mr. Kamphuis.

Bio and Additional Information

Ms. Kent currently serves as Executive Vice President of Administration, General Counsel & Secretary at Quad/Graphics, Inc. (“Quad”), a worldwide marketing partner with a strong foundation in print, headquartered in Sussex, Wisconsin. In her current role, Ms. Kent oversees a broad range of corporate functions including legal, compliance, human resources, corporate communications, government affairs, real estate, and safety and environmental management. Ms. Kent joined Quad in 2010 as Assistant General Counsel. In 2013, she was promoted to General Counsel and was promoted to her current role in 2015.

Prior to joining Quad, Ms. Kent held various positions in motorcycle manufacturer Harley-Davidson Motor Company’s legal department from 2003 to 2010, including Associate General Counsel. Earlier in her career, Ms. Kent was an Assistant U.S. Attorney for the Eastern District of Wisconsin, and worked for Milwaukee-based law firm Foley & Lardner.

Ms. Kent earned her law degree from Stanford University and a bachelor’s degree in journalism from the University of Iowa.

Ms. Kent will serve on the Compensation Committee of the Board and will be in the class of directors that will be up for reelection at the 2021 annual meeting of shareholders. Additional details regarding the appointment can be found in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission.

About Mayville Engineering Company

MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction, powersports, agriculture, military and other end markets. We have developed long-standing relationships with our blue-chip customers based upon a high level of experience, trust and confidence.

Our one operating segment focuses on producing metal components that are used in a broad range of heavy- and medium-duty commercial vehicles, construction, powersports, agricultural, military and other products. For more information, please visit www.mecinc.com.

Contact:

Nathan Elwell

Lincoln Churchill Advisors

(847) 530-0249

nelwell@lincolnchurchilladvisors.com